Exhibit 99.1

Natural Gas Services Group, Inc. Announces the Appointment of Chief Financial Officer

Midland, Texas, Nov. 7, 2024 -- Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE: NGS), a leading provider of natural gas compression equipment, technology, and services to the energy industry, announced today that Ian Eckert will join the company’s executive leadership team as its new Chief Financial Officer no later than January 6, 2025. John Bittner, NGS’s current Interim CFO, will continue in that role until Mr. Eckert’s start date and then provide transition services thereafter.

“I am thrilled to welcome Ian to the NGS leadership team as our Chief Financial Officer and look forward to his contributions,” stated Justin Jacobs, Chief Executive Officer of NGS. “Ian brings a valuable combination of experiences to the CFO role, encompassing financial acumen, public company accounting, strategy, operational improvement, and acquisition integration. I look forward to working with Ian to continue to create meaningful value for NGS shareholders. I would also like to take this opportunity to thank John Bittner and his colleagues at Accordion who have worked with NGS over the past year and been instrumental in our success.”

“I am excited about the opportunity to contribute to the continued growth and success of NGS, and I am eager to bring my experience and dedication to the CFO position,” stated Mr. Eckert. “I am impressed by the vision for the organization and commitment to driving value for shareholders. I look forward to collaborating with the leadership team to continue to drive growth and provide best-in-class natural gas compression services to NGS customers.”

Since June 2023, Mr. Eckert has been employed at Alamo Group Inc., a public company traded on the NYSE which manufactures equipment used in the industrial, vegetation, and agricultural markets; he currently serves as Chief Accounting Officer, Vice President, and Corporate Controller. Prior to joining Alamo Group, from 2020 to 2023, Mr. Eckert served as Vice President, Finance for AMETEK Inc.'s Electron Microscopy Technologies business based in Pleasanton, California, a public company traded on the NYSE:AME. Prior to 2020, Mr. Eckert held controllership, financial planning and analysis, and strategy roles progressing in responsibility at Howmet Aerospace Inc. (formerly Alcoa Inc.). He started his professional career at Lafarge. Mr. Eckert holds a B.S. in Finance from Indiana University and an MBA from Carnegie Mellon University.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of natural gas compression equipment, technology, and services to the energy industry. The Company manufactures, fabricates, rents, sells, and maintains natural gas compressors for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, a rebuild shop located in Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2023 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, fundamentals of the compression industry and related oil and gas industry, compressor demand assumptions, overall industry outlook, the ability of the Company to capitalize on any potential opportunities and general economic conditions.

For More Information, Contact:
Anna Delgado, Investor Relations
(432) 262-2700
ir@ngsgi.com www.ngsgi.com